Ram Explorations Ltd.

8888 Shook Road

Mission, BC, Canada, V2V-7NI

March 21, 2013

Maria Virgen Ponce, President

MRC Exploration LLC

c/o Mascota Resources Corp.

Suite 880 - 50 West Liberty Sheet

Reno, Nevada, 89501

USA

Deal Ms Ponce

Re: Geological Consultant Engagement Letter

The purpose of this letter is to outline the terms of our firms engagement as a Geological Consultant to MRC Exploration LLC ("the Corporation"). Upon your acceptance of this Engagement Letter, we shall act as a consultant to the Corporation on geological matters, and assist the Corporation in locating and acquiring a Uranium exploration mineral properly located in the Athabasca Basin, within the Provence of Saskatchewan, Canada. We shall also provide you with a technical report on the properly which shall include a recommended exploration work program, and we shall conduct the work program described below, as may be requested by the Corporation.

The cost of acquiring the mineral claim and preparing a technical report is estimated to be $10,000 US which shall be due upon your acceptance of this letter.

On behalf of the Corporation we are considering a mineral tenure mineral title reference number: MC00000266 which comprises an area of 815 hectares and is illustrated in the attached drawing.

To the best of our knowledge this mineral tenure currently has an expiry date of May] 2, 2014. In order to extend the expire date beyond May 12, 2014 the Corporation must, prior to May 12, 2014, either pay a cash deposit or incur approximately $15,000 in exploration expenditures prior to the expiration date. We expect the minimum cash deposit required to extend the claim expiry date until November 12, 2014 would be $7,500 which is equivalent to approximately six months of the annual minimum assessment costs ($15.00 per hectare plus applicable filing fees). In the event that the Corporation incurs the minimum assessment work (minimum $15,000) before November 12, 2014 the claims would be in good standing until late July of 2015 and the $7,500 deposit would be refundable. Any additional expenditures over and above the $15,000 would further extend the expiry date of the claims on the same basis for the first eight years the claim is in effect. In the event that the Corporation pays the cash deposit but does not complete a minimum of one year assessment work ($15,000) prior to November 12, 2014 the deposit funds will forfeit 10 the Government of Saskatchewan.

Kindly advise me should you require additional information.

Yours truly

Ram Explorations Ltd.

Per: /s/ Carl A von Einsiedel, P. Geo.

Carl A von Einsiedel, P. Geo.

AGREED TO AND ACCEPTED, at Reno in the State of Nevada, this 21st day of March, 2013.

MRC Exploration LLC

per: /s/ Maria Virgen Ponce

Maria Virgen Ponce, Manager